Issuer Free Writing Prospectus

March 23, 2011

Filed Pursuant to Rule 433

Registration No. 333-173006

GILEAD SCIENCES, INC.

PRICING TERM SHEET

Dated March 23, 2011

$1,000,000,000 4.50% Senior Notes due 2021

Issuer:	Gilead Sciences, Inc.
Principal Amount:	$1,000,000,000
Title of Securities	4.50% Senior Notes due 2021
Trade Date	March 23, 2011
Original Issue Date (Settlement Date)	March 30, 2011 (T+5)
Maturity Date	April 1, 2021
Interest Rate	4.50%
Price to Public	99.142%
Yield to Maturity	4.608%
Spread to Benchmark Treasury	T + 125 basis points
Benchmark Treasury	3 5/8% February 15, 2021
Benchmark Treasury Price / Yield	102-07+ / 3.358%
Interest Payment Dates	April 1 and October 1, commencing October 1, 2011
Make-Whole Call	At any time at a discount rate of Treasury plus 20 basis points
Par Call	On or after January 1, 2021
CUSIP / ISIN	375558 AQ6 / US375558AQ69
Joint Book-Running Managers	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated
Co-Managers	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Leerink Swann LLC

It is expected that delivery of the notes will be made against payment therefor on or about March 30, 2011, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing (and the following day) will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or e-mail dg.prospectus_requests@baml.com; or Morgan Stanley & Co. Incorporated, toll free at 1-866-718-1649.